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                                                                EXHIBIT NO.  4.1

                               PURCHASE AGREEMENT

THIS AGREEMENT, made this 31ST day of JANUARY, 1997, by and between Verdstone -Stirrup Creek Minerals Ltd. (SELLER), and New Concept Mining Inc. (BUYER).


                                   RECITALS

A. The SELLER(s) own and possess certain waste dumps situated on patented property located in Kingston Canyon, Nevada and more particularly described as follows:

Waste dumps in excess of 100,000 tons created from the mining of the Victorine Mine. Said waste dumps are on patented mining property located in
Section 27, Township 16 North, Range 43 East, MDM, in the Kingston Mining District, Lender County, Nevada. This Agreement is made exclusive of any right or title to the premises on which the waste dumps are located.

B. The foregoing waste dumps, together with all areas and the right to delineate, develop and move this same along with other interest, appurtenant thereto, shall be referred to collectively as the "Property".

C. The parties now desire to enter into an Agreement giving Buyer the exclusive right to delineate, develop and remove the Property and further granting to Buyer the exclusive option to purchase the Property.

    THEREFORE, in consideration of the mutual rights and obligations set forth herein, the parties have agreed as follows.


                                  SECTION ONE
                               PURCHASE AGREEMENT

1.1 PURCHASE OF WASTE DUMPS. Sellers hereby grant to Buyer the right to purchase, remove, and mill the Property as set forth in this section.

1.2 PAYMENTS. In consideration of this Purchase Agreement, Buyer shall make the following payments to Seller:

1.3 BINDING PAYMENT. Commencing January 31, 1997, the sum of One Thousand Dollars ($1,000.00) shall be paid to Sellers in order to bind this Agreement. All payments shall be applied to the purchase price as described below.

1.4 PRODUCTION PAYMENTS. Buyer agrees to purchase from Verdstone - Stirrup Creek Minerals Ltd. suitable waste dump material at the rate of Eight ($8.00) dollars per ton delivered at its sole expense to the Manhattan Millsite located in Manhattan, Nevada. Representative trucks will be weighed at a certified scale in order to obtain accurate tonnage and volume estimates for the Property delivered to the mill. Mr. Alan R. Berry, 6024 Telesco Way, Carmichael, California, 95608 USA will receive 10% of the proceeds ($.80 per ton) of this Agreement. Payment of this supervisory fee will be made by Verdstone - Stirrup Creek Minerals Ltd.

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1.5  METHOD OF PAYMENT.  Production payments shall be made not later than
     Sixty (60) days after the Buyer removes the waste dump material from the Victorine Mine Site. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

1.6 PHYSICAL WORK. Upon binding of this Agreement, Buyer shall be give free access to the Property for any and all purposes associated with breaking, removal, and mailing of the Property. Execution of this Agreement also conveys to Buyer the right to immediately commence any and all necessary operations incident to the breaking, removal, and milling of the Property as set forth in this Agreement.

     Applicable road use permits will be obtained from the United States Forest Service along with placement of necessary reclamation bonding prior to commencement of breaking removal, and milling of the Property.

1.7 DELIVERY OF DATA. Buyer will maintain accurate estimates of tonnage and will also furnish Seller with copies of all such records.

1.8 DURATION OF AGREEMENT. This Agreement will remain in effect from the date of the Agreement for a period of 190 days. This Agreement may be renewed in increments to 190 days each at the manual consent of the parties.


                                  SECTION TWO
                               MINING OPERATIONS

2.1 RIGHT IS DELINEATE, DIVISION, AND REMOVE. Following execution of this Agreement, Buyer shall have the right to make geological investigations and surveys, to make ready for haulage of the Property by any means, and to have all the rights and privileges incident to ownership of the Property including without limitation the right to extract by any means, remove, save, mill, concentrate, treat and sell or otherwise dispose of area, concentrates, mineral-breaking earth and rock, and other products therefrom.

2.2 CONDUCT OF WORK. Buyer shall perform its activities on the Property in accordance with good mining practice, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.3 INSTALLATION OF EQUIPMENT. Buyer may install, maintain, replace and remove during the term of this Agreement any and all mining machinery, equipment, tools and facilities which it may desire to use in connection with its mining activities on the Property. Upon termination of this Agreement for any reason, Buyer shall have a period of Thirty (30) days following such termination during which they may remove all of the above items at its sole cost and expense.

2.4 REPORTS. Buyer shall provide Sellers with all data generated from its activities, including maps, essays, metallurgical tests and so forth, and such data shall be furnished upon completion and termination of this Agreement.


                                 SECTION THREE
                             INSPECTION BY SELLER



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3.1  INSPECTION OF PROPERTY.  Sellers, or their authorized agent or representative, shall be permitted to enter upon the mining claims at all reasonable times for the purpose of inspection, but shall enter so as not to hinder reasonable operations of Buyer, Sellers shall indemnify and hold harmless Buyer from any damage, claim or demand by reason of injury to Sellers or their agents of representatives on said Property, except by negligence of Buyer.

3.2 INSPECTION OF ACCOUNTS. Buyer agrees to keep accurate books of account reflecting the mining operations, and Sellers shall have the right, either personally or through a qualified accountant of their choice, to examine and inspect the books and records of Buyer pertaining to the mining, milling, shipping operations of Buyer in connection with the disposition of the Property.


                                  SECTION FOUR
                              NOTICES AND PAYMENTS

4.1 NOTICES. All notices to Buyer or Sellers shall be in writing or telegram and may be sent by certified or registered mail, return receipt requested, to the address below. Notice of any change in addresses shall be given in the same manner.

     TO SELLERS:  Verdstone - Stirrup Creek Minerals Ltd.
                  Windsor Square, Suite 310 - 1959 152nd Street
                  Surrey, British Columbia, Canada V4A 9E3

     TO BUYER:    New Concept Mining Inc.
                  P.O. Box 55
                  Manhattan, Nevada 89022

4.2 PAYMENTS. All payments required shall be paid to: Sellers' addresses as shown above or as otherwise directed by Sellers. All payments shall be in lawful currency of the United States of America.


                                  SECTION FIVE
                                WARRANTY OF TITLE

5.1 WARRANTY. Sellers expressly warrant that they are the Sellers of the Property described in Recital A and that the Property is free from liens and encumbrances; and that Sellers have and will continue to have the right to commit said Property to this Agreement.


                                  SECTION SIX
                            MISCELLANEOUS PROVISIONS

6.1 BINDING EFFECT. This Purchase Agreement shall insure to the benefit of and be binding upon the parties herein, their respective heirs, executors, administrators, successors and assigns.

6.2 LAW. The terms and provision of this Purchase Agreement shall be interpreted in accordance with the laws of the State of Nevada.

6.3 RECORDING MEMORANDUM OF AGREEMENT. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same on the records of Nye County, Nevada,



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     so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

6.4 VOID OR INVALID PROVISION. If any term, provision, covenant or condition of this Purchase Agreement or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Purchase Agreement and all applications thereof not held invalid, void or unenforceable, shall continue in full force and affect and shall in no way be affected, impaired, or invalidated thereby.

6.5 TIME OF THE ESSENCE. Time is of the essence of this Purchase Agreement and each and every part thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the day and year first above written, Execution may be in counterparts.

SELLERS                                          BUYER

Verdstone - Stirrup Creek Minerals Ltd.          New Concept Mining Inc.
-------------------------------------------      -------------------------------

Windsor Square - Suite 310 - 1959 152nd St.      P.O. Box 55
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Surrey, British Columbia, Canada V4A 9E3         Manhattan, Nevada 89022
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/s/ JOHN P. FISHER, P. ENG.                      By: /s/ BILL S. FOSTER
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(Director - VGC & SCU)                           Bill S. Foster, President/
                                                 CEO New Concept Mining Inc.

STATE OF NEVADA         )
                                ) ss.
County of ____________________  )

On this _________________ day of ______________________, 19___ personally appeared before me, a Notary Public ________________________________known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that the executed the within instrument.

                                  -----------------------------------------
                                  Notary Public


STATE OF NEVADA         )
                                ) ss.
County of ____________________  )

On this _________________ day of ______________________, 19___ personally appeared before me, a Notary Public ________________________________known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that the executed the within instrument.

                                  -----------------------------------------
                                  Notary Public



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